EXHIBIT 99.1

Corvus Pharmaceuticals Provides Business Update and Reports Fourth Quarter and Full Year 2025 Financial Results

Announced data from cohort 4 of soquelitinib atopic dermatitis Phase 1 trial demonstrating positive safety and efficacy results, including in patients who have received prior systemic therapy

Initiated soquelitinib atopic dermatitis Phase 2 trial

Completed public offering raising net proceeds of $189 million, extending cash runway into the second quarter of 2028

Conference call and webcast today at 4:30 p.m. ET / 1:30 p.m. PT

SOUTH SAN FRANCISCO, Calif., March 12, 2026 (GLOBE NEWSWIRE) -- Corvus Pharmaceuticals, Inc. (Nasdaq: CRVS), a clinical-stage biopharmaceutical company, today provided a business update and reported financial results for the fourth quarter and year ended December 31, 2025.

“We believe the recent cohort 4 data from our Phase 1 atopic dermatitis trial demonstrate that soquelitinib has the potential to be an important new medicine for a broad range of patients with atopic dermatitis and other immune diseases,” said Richard A. Miller, M.D., co-founder, president and chief executive officer of Corvus. “The data also highlight the unique mechanism of action with ITK inhibition, regulating multiple T cell functional pathways that leads to an immune system resetting that may be effective in treating many diseases. Our near-term focus is the ongoing enrollment of our registration Phase 3 peripheral T cell lymphoma (PTCL) trial, getting off to a strong start with our recently initiated Phase 2 atopic dermatitis trial, and reporting additional data from the Phase 1 trial at the Society of Investigative Dermatology (SID) meeting. We are also advancing our plans to initiate two additional Phase 2 trials in asthma and hidradenitis suppurativa later this year. Our recent financing will enable us to advance all of these programs through key data readouts, providing significant opportunity to further demonstrate the value of soquelitinib’s pipeline-in-a-product potential.”

Business Update and Strategy

Soquelitinib (Corvus’ selective ITK inhibitor) for Immune Diseases

  On January 20, 2026, Corvus reported data from cohort 4 of the randomized, blinded, placebo-controlled Phase 1 trial evaluating soquelitinib in patients with moderate-to-severe atopic dermatitis (data as of January 15, 2026). Cohort 4 data demonstrated positive safety and efficacy results, including additional clinical benefit observed following longer 8-week treatment.
  Efficacy highlights:
    75% of soquelitinib patients in cohort 4 achieved EASI 75, 25% achieved EASI 90 and 33% achieved IGA 0/1. This compares to 20%, 0% and 0%, respectively, for the placebo group.
    Across cohorts 1-4 of the Phase 1 trial, positive efficacy results were achieved in patients who have received prior systemic therapy, including patients who are treatment resistant to approved therapies such as dupilumab and JAK inhibitors.
    New long-term data for cohort 3 show maintenance or improvement in EASI out to three months beyond the treatment period associated with an increase of circulating Treg cells.
  Safety highlights:
    No new safety signals were observed. No severe or serious adverse events were reported. No significant lab abnormalities were seen.
    Soquelitinib has now been administered to over 150 patients with T cell lymphoma, autoimmune lymphoproliferative syndrome and atopic dermatitis involving over 14,000 patient treatment days. No patient has required dose modification or treatment related drug discontinuation in any of these clinical trials.
  Corvus initiated its Phase 2 randomized placebo-controlled atopic dermatitis clinical trial during Q1 2026. The trial is anticipated to enroll approximately 200 patients with moderate-to-severe atopic dermatitis that have failed at least one prior topical or systemic therapy. This includes four cohorts of 50 patients each, with soquelitinib doses of 200 mg once per day, 200 mg twice per day and 400 mg once per day, along with a placebo group. The treatment period is 12 weeks with a 90-day follow-up period with no treatment.
  Angel Pharmaceuticals, Corvus’ partner in China, is enrolling a Phase 1b/2 clinical trial evaluating soquelitinib in patients with moderate-to-severe atopic dermatitis. This is a blinded, placebo-controlled trial that is planned to evaluate a 12-week treatment regimen in 48 patients utilizing soquelitinib doses of 100 mg twice per day, 200 mg once per day, 200 mg twice per day and 400 mg once per day. The patient eligibility and endpoints are similar to those used previously by Corvus. Depending on the results from the Phase 1b portion of the study, an additional 60-90 patients will be enrolled in the Phase 2 portion of the study. The trial is open at several leading dermatology centers in China who have been involved in global registration trials. The study is conducted in close collaboration with Corvus. Results from the initial cohorts are anticipated late this year.
  Corvus also continues to advance its next-generation ITK inhibitor preclinical product candidates, which are designed to deliver precise T-cell modulation that is designed for specific immunology and oncology indications.

Collaboration with National Institute of Allergy and Infectious Diseases (NIAID)

  Patient enrollment continues in the Autoimmune Lymphoproliferative Syndrome (ALPS) Phase 2 clinical trial, which is being conducted under a clinical research and development agreement with NIAID. The Phase 2 clinical trial (NCT06730126) is anticipated to enroll up to 30 patients aged 16 or older with confirmed ALPS based on genetic testing.

Soquelitinib for T Cell Lymphoma

  Corvus continues to enroll patients in a registrational Phase 3 clinical trial of soquelitinib in patients with relapsed/refractory PTCL at multiple clinical sites. This randomized controlled trial is anticipated to enroll a total of 150 patients with relapsed/refractory PTCL and is evaluating soquelitinib versus physicians’ choice of either belinostat or pralatrexate chemotherapies. The primary endpoint of the trial is progression free survival. There are no FDA fully approved agents for the treatment of relapsed/refractory PTCL, and the FDA has granted soquelitinib Orphan Drug Designation for the treatment of T cell lymphoma and Fast Track designation for treatment of adult patients with relapsed or refractory PTCL after at least two lines of systemic therapy.
  In December, Corvus presented the final data from the Company’s Phase 1/1b clinical trial evaluating soquelitinib in patients with T cell lymphoma in an oral presentation at the 67th American Society of Hematology (ASH) Annual Meeting and Exposition. The data showed that patients in the 200 mg BID cohort had median progression free survival of 6.2 months and median overall survival of 28.1 months, comparing favorably to results with other therapies. The data support Corvus’ ongoing registration Phase 3 trial in relapsed/refractory PTCL and soquelitinib’s potential in immune and inflammatory diseases, including atopic dermatitis. Soquelitinib has been well tolerated with no patient requiring dose modification or discontinuation of the drug. Some of these patients have been on therapy for over 2 years. Over 30 lymphoma patients had Epstein Barr Virus (EBV) detected in blood at baseline prior to soquelitinib administration. No patient, including those with EBV at baseline, experienced viral reactivation or associated illness.

Financial Results
As of December 31, 2025, Corvus had cash, cash equivalents and marketable securities of $56.8 million as compared to $52.0 million as of December 31, 2024. Cash, cash equivalents and marketable securities as of December 31, 2025 does not include approximately $189.4 million in net proceeds received in a financing completed on January 23, 2026. Based on its current plans, Corvus expects its cash to fund operations into the second quarter of 2028.

Research and development expenses for the three months and year ended December 31, 2025 totaled $9.9 million and $33.7 million, respectively, compared to $6.0 million and $19.4 million for the same periods in 2024. The increase in research and development expenses of $3.9 million and $14.3 million for the three months and year ended December 31, 2025, respectively, was primarily due to higher clinical trial and manufacturing costs associated with the development of soquelitinib as well as an increase in personnel related costs.

Net loss for the three months ended December 31, 2025 was $12.3 million compared to a net loss of $12.1 million for the same period in 2024. Included in net loss for the three months ended December 31, 2025 and 2024 were non-cash losses of $0.7 million and $2.2 million, respectively, from Corvus’ equity method investment in Angel Pharmaceuticals and a non-cash loss of $2.3 million in the three months ended December 31, 2024 associated with a change in fair value of the Company’s warrant liability. Total stock compensation expense for the three months ended December 31, 2025 was $1.6 million compared to $0.8 million for the same period in 2024.

Conference Call Details
Corvus will host a conference call and webcast today, Thursday, March 12, 2026, at 4:30 p.m. ET (1:30 p.m. PT), during which time management will provide a business update and discuss the fourth quarter and full year 2025 financial results. The conference call can be accessed by dialing 1-800-717-1738 (toll-free domestic) or 1-646-307-1865 (international) or by clicking on this link for instant telephone access to the event. The live webcast may be accessed via the investor relations section of the Corvus website. A replay of the webcast will be available on Corvus’ website for 90 days.

About Corvus Pharmaceuticals
Corvus Pharmaceuticals is a clinical-stage biopharmaceutical company pioneering the development of ITK inhibition as a new approach to immunotherapy for a broad range of immune diseases and cancer. The Company’s lead product candidate is soquelitinib, an investigational, oral, small molecule drug that selectively inhibits ITK. Soquelitinib is being evaluated in a registration Phase 3 clinical trial for relapsed/refractory PTCL and in a Phase 2 clinical trial for the treatment of atopic dermatitis. Its other clinical-stage candidates are being developed for a variety of cancer indications. For more information, visit www.corvuspharma.com or follow the Company on LinkedIn.

About Soquelitinib
Soquelitinib (formerly CPI-818) is an investigational small molecule drug given orally designed to selectively inhibit ITK (interleukin-2-inducible T cell kinase), an enzyme that is expressed predominantly in T cells and plays a role in T cell and natural killer (NK) cell immune function. Soquelitinib has been shown to affect T cell differentiation and induce the generation of Th1 helper cells while blocking the development of both Th2 and Th17 cells and production of their secreted cytokines. Th1 T cells are required for immunity to tumors, viral infections and other infectious diseases. Th2 and Th17 helper T cells are involved in the pathogenesis of many autoimmune and allergic diseases. The Company believes the inhibition of specific molecular targets in T cells may be of therapeutic benefit for patients with cancers, including solid tumors, and in patients with autoimmune and allergic diseases. Recent third-party studies have demonstrated that ITK controls a switch between the differentiation of Th17 proinflammatory cells and T regulatory suppressor cells. Inhibition of ITK leads to a shift toward T regulatory cell differentiation, which has the potential to suppress autoimmune and inflammatory reactions. Based on interim results from a Phase 1/1b clinical trial in patients with refractory T cell lymphomas, which demonstrated tumor responses in very advanced, refractory, difficult to treat T cell malignancies, the Company has initiated a registration Phase 3 clinical trial (NCT06561048) of soquelitinib in patients with relapsed/refractory PTCL. Soquelitinib is also now being investigated in a randomized placebo-controlled Phase 2 clinical trial in patients with atopic dermatitis. A publication describing the chemistry, enzymology and biology of soquelitinib appeared in npj Drug Discovery in December 2024 and is available online at the Nature website and on the Publications and Presentations page of the Corvus website.

About Peripheral T Cell Lymphoma
Peripheral T cell lymphoma is a heterogeneous group of malignancies accounting for about 10% of non-Hodgkin’s lymphomas (NHL) in Western populations, reaching 20% to 25% of NHL in some parts of Asia and South America. The most common subtypes are PTCL-not otherwise specified (PTCL-NOS) and T follicular helper cell lymphoma. First line treatment for these diseases is typically combination chemotherapy; however, approximately 75% of patients either do not respond or relapse within the first two years. Patients in relapse are treated with various chemotherapy agents but have poor overall outcomes with median progression-free survival in the three to four month range and overall median survival of six to 12 months. There are no approved drugs in relapsed/refractory PTCL based on randomized trials.

PTCL is a disease of mature helper T cells that express ITK, often containing numerous genetic mutations and frequently associated with viral infection. Most often the malignant cells of PTCL express a Th2 phenotype.

About Atopic Dermatitis
Atopic dermatitis, also called eczema, is a chronic disease that can cause inflammation, redness, scaly patches, blisters and irritation of the skin. It affects up to 20% of children and up to 10% of adults, and treatments include topical therapies, oral therapies and systemic injectable biologic therapies. It is frequently associated with other allergic disorders such as food allergies and asthma. Atopic dermatitis, like asthma and allergy, involves the participation of Th2 lymphocytes which secrete cytokines that result in inflammation. Soquelitinib has been shown in preclinical studies to inhibit cytokine production from Th2 lymphocytes.

About Autoimmune Lymphoproliferative Syndrome (ALPS)
ALPS is a rare genetic disease affecting children that manifests with lymphadenopathy, splenomegaly, cytopenias (low blood counts), proteinuria and autoimmunity. The disease is caused by a mutation in the Fas gene, which provides instructions for making a signaling protein involved in the induction of apoptosis. The mutation results in immune dysregulation due to abnormally high levels of “double negative” T cells (CD4 and CD8 double negative), which infiltrate the blood, spleen and lymphoid tissues. Fas signaling is regulated by ITK and T cell receptor signaling and patients with ALPS have an imbalance in this regulation resulting in a failure of T cells to undergo apoptosis and an accumulation of abnormal T cells.

About Angel Pharmaceuticals
Angel Pharmaceuticals is a privately held biopharmaceutical company developing a pipeline of precisely targeted investigational medicines for cancer, autoimmune, infectious and other serious diseases in China. Angel Pharmaceuticals was launched through a collaboration with Corvus and investments from investors in China. Angel Pharmaceuticals licensed the rights to develop and commercialize Corvus’ three clinical-stage candidates – soquelitinib, ciforadenant and mupadolimab – in greater China and obtained global rights to Corvus’ BTK inhibitor preclinical programs. Under the collaboration, Corvus currently has a 49.7% equity stake in Angel Pharmaceuticals excluding 7% of Angel’s equity reserved for issuance under the Angel employee stock ownership plan, and Corvus has designated three individuals on Angel’s five-person Board of Directors. For more information, visit www.angelpharma.com.

Forward-Looking Statements
This press release contains forward-looking statements, including statements related to the potential safety and efficacy of the Company’s product candidates; the potential use of soquelitinib to treat a variety of hematological cancers and autoimmune diseases; the Company’s leadership position; clinical strategy and the design of clinical trials, including the timeline for initiation, target or expected number of patients to be enrolled, dose levels, number of sites and other product development milestones; and the amount of cash to fund operations into the second quarter of 2028. All statements other than statements of historical fact contained in this press release are forward-looking statements. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission on or about the date hereof, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: the Company’s ability to demonstrate sufficient evidence of efficacy and safety in its clinical trials of its product candidates; the accuracy of the Company’s estimates relating to its ability to initiate and/or complete preclinical studies and clinical trials and release data from such studies and clinical trials; the results of preclinical studies and interim data from clinical trials not being predictive of future results; the Company’s ability to enroll sufficient numbers of patients in its clinical trials; the unpredictability of the regulatory process; regulatory developments in the United States and foreign countries; the costs of clinical trials may exceed expectations; the Company’s ability to accurately estimate the cash on hand providing funding into the second quarter of 2028 and the Company’s ability to raise additional capital. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and the timing of events and circumstances and actual results could differ materially from those projected in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. The Company’s results for the fourth quarter and year ended December 31, 2025 are not necessarily indicative of its operating results for any future periods.

CORVUS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(unaudited)
Operating expenses:
Research and development	$9,939	$5,974	$33,719	$19,385
General and administrative	2,278	2,131	9,252	8,163
Total operating expenses	12,217	8,105	42,971	27,548
Loss from operations	(12,217)	(8,105)	(42,971)	(27,548)
Interest income and other expense, net	603	512	2,505	1,824
Gain from sale of property and equipment	-	1	-	5
Change in fair value of warrant liability	-	(2,347)	27,141	(33,377)
Loss before equity method investment	(11,614)	(9,939)	(13,325)	(59,096)
Loss from equity method investment	(707)	(2,174)	(1,958)	(3,197)
Net loss	$(12,321)	$(12,113)	$(15,283)	$(62,293)
Net loss per share, basic	$(0.15)	$(0.18)	$(0.19)	$(1.02)
Net loss per share, diluted	$(0.15)	$(0.18)	$(0.53)	$(1.02)
Shares used to compute net loss per share, basic	82,960,560	68,347,016	78,964,842	60,985,165
Shares used to compute net loss per share, diluted	82,960,560	68,347,016	79,742,685	60,985,165

CORVUS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2025	2024

Assets
Cash, cash equivalents and marketable securities	$56,750	$51,964
Operating lease right-of-use asset	839	1,177
Other assets	2,539	3,226
Investment in Angel Pharmaceuticals	10,991	12,540
Total assets	$71,119	$68,907
Liabilities and stockholders' equity
Accounts payable and accrued liabilities and other liabilities	$8,977	$6,307
Operating lease liability	937	1,122
Warrant liability	-	28,910
Stockholders' equity	61,205	32,568
Total liabilities and stockholders' equity	$71,119	$68,907

INVESTOR CONTACT:
Leiv Lea
Chief Financial Officer
Corvus Pharmaceuticals, Inc.
+1-650-900-4522
llea@corvuspharma.com

MEDIA CONTACT:
Sheryl Seapy
Real Chemistry
+1-949-903-4750
sseapy@realchemistry.com